Exhibit (a)(6)


                              ARTICLES OF TRANSFER

                                     between

                         GLOBAL/INTERNATIONAL FUND, INC.
                            (a Maryland Corporation)
                                       and

                    SCUDDER INTERNATIONAL RESEARCH FUND, INC.
                            (a Maryland Corporation)

         These Articles of Transfer are entered into this 18th day of June 2001, by and between Global/International Fund, Inc., a Maryland corporation (which is hereinafter call the "Transferor"), and Scudder International Research Fund, Inc. (f/k/a Kemper Global/International Fund, Inc.), a Maryland corporation (which is hereinafter called the "Transferee").

         THIS IS TO CERTIFY TO THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND THAT:

         FIRST: The Transferor agrees to sell, assign and transfer to Transferee all the property and assets of the Transferor that is allocated to the Kemper Global Blue Chip Fund series of the Transferor's capital stock, as hereafter set forth.

         SECOND: The name and place of incorporation of each entity which is a party to these Articles of Transfer are as follows:

         Transferor is Global/International Fund, Inc. The Transferor is a corporation organized under the laws of the State of Maryland.

         Transferee is Scudder International Research Fund, Inc. (f/k/a Kemper Global/International Series, Inc.). The Transferee is a corporation organized under the laws of the State of Maryland.

         THIRD: The name, address and principal place of business of the Transferee is: Global/International Fund, Inc., c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

         FOURTH: The principal office of the Transferor in the State of Maryland is in Baltimore City. The principal office of the Transferee in the State of Maryland is in Baltimore City. Neither the Transferor nor the Transferee owns any interest in real property in this State.

         FIFTH: The nature and amount of the consideration to be paid, transferred or issued by the Transferee for the Transferred Assets (as hereinafter defined) shall be as follows:

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         Transferee  will issue to Transferor that number of full and fractional
Class A, Class B or Class C shares of the Global Fund series of the Transferee's capital stock determined by dividing the value of the Transferred Assets net of any liabilities that are allocated to the Kemper Global Blue Chip Fund series of the Transferor's capital stock with respect to each of the Class A, Class B and Class C shares of the Kemper Global Blue Chip Fund, by the net asset value of one corresponding share (i.e., Class A to Class A, Class B to Class B, and Class C to Class C) of the Global Fund series of the Transferee's capital stock; provided, however, in the event that there are no Class A, Class B and/or Class C shares of the Global Fund series issued and outstanding at the time set for valuing the Transferred Assets, then the net asset value of the applicable corresponding share (Class A, Class B and/or Class C of the Global Fund series) shall be equal to the net asset value of one Class S share of the Global Fund Series, all as further determined in accordance with the terms and conditions set forth in an Agreement and Plan of Reorganization dated as of January 18, 2001 by and among Transferee, on behalf of its Global Fund series, Transferor, on behalf of its Kemper Global Blue Chip Fund series, and Zurich Scudder
Investments, Inc., investment advisor to the Global Fund series of the Transferee and the Kemper Global Blue Chip Fund series of the Transferor (the "Agreement").

         SIXTH: In accordance with the terms and conditions of the Agreement, in consideration of the issuance of the shares of capital stock of the Transferee as described in Article FIFTH above, Transferor does hereby bargain, sell, grant, convey, transfer, set over and assign to Transferee and its successors and assigns, all of the property and assets of Transferor allocated to the to the Kemper Global Blue Chip Fund series of the Transferor's capital stock as described in the Agreement (the "Transferred Assets"), and Transferee and its successors and assigns do hereby assume those debts and obligations of Transferor described in the Agreement.

         SEVENTH: The terms and conditions of the transaction set forth in these Articles of Transfer were advised, authorized and approved by Transferor in the manner and by the vote required by its Charter and the laws of the State of Maryland as follows: The Board of Directors of Transferor, at a meeting duly called and held, duly authorized and adopted a resolution declaring that the terms and conditions of the proposed transaction described herein were advisable, and directed that the proposed transaction be submitted to the shareholders of the Kemper Global Blue Chip Fund series of the Transferor for consideration and approval. The shareholders of the Kemper Global Blue Chip Fund series of the Transferor, at a special meeting duly called and held, duly authorized and adopted a resolution approving the proposed transaction described herein.

         EIGHTH: The terms and conditions of the transaction set forth in these Articles of Transfer were advised, authorized and approved by Transferee in the manner and by the vote required by its Charter and the laws of the State of Maryland as follows: The Board of Directors of Transferee, at a special meeting duly called and held, duly authorized and adopted a resolution approving the proposed transaction described herein.

         NINTH: These Articles of Transfer are being filed for informational purposes only. The Transferred Assets do not constitute all or substantially all of the assets of the Transferor. The Transferred Assets constitute all or substantially all of the assets of the Transferor allocated to the Kemper Global Blue Chip Fund series of the Transferor's capital stock.

         TENTH: These Articles of Transfer may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same instrument.


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         IN WITNESS  WHEREOF,  on this 18th day of June, 2001, each party hereto has caused these Articles of Transfer to be executed and acknowledged in its name and on its behalf by its president or vice president and attested to by its secretary or assistant secretary; and the president or vice president of the Transferor and the president or vice president of the Transferee acknowledge that these Articles of Transfer are the act of the party on whose behalf such individual is executing the Articles of Transfer, and the president or vice president of the Transferor and the president or vice president of the Transferee further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his or her knowledge, information and belief, and that this statement is made under the penalties for perjury.

                                            SCUDDER INTERNATIONAL RESEARCH
                                            FUND, INC.

/s/Maureen E. Kane                          By: /s/Mark S. Casady
------------------------------------            --------------------------------
Maureen E. Kane                                 Mark S. Casady
Secretary

                                            GLOBAL INTERNATIONAL FUND, INC.

/s/Caroline Pearson                         By: /s/John Millette
------------------------------------            --------------------------------
Caroline Pearson                                John Millette
Assistant Secretary                             Vice President